Exhibit 10.1

MERCURY GENERAL CORPORATION BOARD FEES

YEAR 2005

	PRIOR FEES	CURRENT FEES
Board of Directors Quarterly Retainer	$2,500	$3,000
Board of Directors Per Meeting Fee	$2,500	$3,000

Audit Committee Per Meeting Fee	$2,000	$2,500
Audit Committee Chair Annual Retainer	none	$1,500

Nominating/Corporate Governance Committee Per Meeting Fee	$1,000	$1,000
Nominating/Corporate Governance Committee Chair Per Meeting Fee	none	$1,500
Nominating/Corporate Governance Committee Chair Annual Retainer	none	$1,500

Compensation Committee Per Meeting Fee	$500	$500
Compensation Committee Chair Compensation	$100 per hour	$150 per hour